Exhibit F-1(a)

                   (LETTERHEAD OF THELEN REID & PRIEST LLP)

                                December 11, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re:   GPU, Inc.
                  Declaration on Form U-1
                  SEC File No. 70-7670
                  --------------------

Ladies and Gentlemen:

            We have examined Post-Effective Amendment No. 3, dated September 18, 2000, to the Declaration on Form U-1, dated August 3, 1989, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-7670, and as to be amended by Post-Effective Amendment No. 4 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and thus to be amended, is hereinafter referred to as the "Declaration.")

            The Declaration contemplates the issuance and sale by GPU from time to time through December 31, 2010 of up to an additional 2,500,000 shares of its common stock, par value $2.50 per share (the "Additional Common Stock"), to stockholders pursuant to GPU's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

            We have reviewed the opinion of Berlack, Israels & Liberman LLP, dated December 1, 1995 and filed as Exhibit F-1 to the Declaration and the documents, instruments and agreements referenced therein. We have also examined a copy of the Commission's Order dated December 8, 1995, permitting the Declaration, as then amended, to become effective, and such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.

            Members of this firm have acted as counsel to GPU and to its subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.


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            This opinion is limited to the federal laws of the United States. As to all matters herein which are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2(a) to the Declaration.

            Based upon and subject to the foregoing, and assuming (i) that the shares of Additional Common Stock shall have been duly issued and paid for as provided in GPU's Registration Statement on Form S-3, as amended (Registration No. 33-30765) and (ii) that all action necessary under state "Blue Sky" laws to permit the offer and sale of the Additional Common Stock pursuant to the Plan shall have been completed, we are of the opinion that when the Commission shall have issued an order permitting the Declaration to become effective forthwith,

                  (a)   all  State  laws   applicable  to  the  proposed
            transactions will have been complied with,

                  (b)   GPU is validly organized and existing,

                  (c) the Additional  Common Stock issued under the Plan will be validly issued, fully paid and non-assessable and holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation, as amended, and

                  (d) the  consummation  of the proposed  transactions  will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,



                                    Thelen Reid & Priest LLP


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